Exhibit 99

For immediate release	For information contact:
F. Barry Bilson
(410) 539-0000
www.leggmason.com

LEGG MASON REPORTS RECORD RESULTS IN DECEMBER QUARTER
Net Earnings up 69% as Net Revenues Increase 37%
Assets Under Management up 43%, to $265 Billion

Baltimore, Maryland - January 21, 2004-- Legg Mason, Inc. (NYSE: LM) reported today that its net earnings in the quarter ended December 31, 2003 were $80.8 million, up 69% from the year ago quarter, while net revenues were up 37%, to $506.4 million. Both set new records. Diluted earnings per share for the quarter were a record $1.07, up 53%; the calculation of diluted earnings per share included an additional 4.4 million shares that would be issuable upon conversion of our zero-coupon contingent convertible senior notes, which reduced the quarter's diluted earnings per share by $0.05. In the year ago quarter, net revenues were $371.1 million, net earnings were $47.9 million and diluted earnings per share were $0.70.

Assets under management as of December 31, 2003 aggregated $264.9 billion, up 43% from $184.7 billion a year ago, and up 12% during the quarter, from $236.9 billion in September.

Commenting on the results, Raymond A. "Chip" Mason, chairman and CEO, said:

"This was by far the strongest quarter we have ever had. As a result, our earnings and earnings per share for the first nine months -- $205.8 million and $2.84 per diluted share -- have already exceeded last year's record earnings for the full year -- $190.9 million and $2.78 per diluted share.

"Asset Management was the key factor in our increased earnings, as its pre-tax profits were up 85% year-over-year and up 25% from the September quarter. Moreover, one of our goals has been to have our investment advisory and related fees exceed $1 billion per year; we are confident that this will happen this fiscal year, as these fees were $326 million in the quarter and $850 million in the first nine months."

Consolidated Results for the Quarter

For the quarter ended December 31, 2003, investment advisory and related fees were $326.5 million, up 51% from the year ago quarter, as all three divisions of this business -- institutional, mutual funds and wealth managers -- achieved substantial increases in revenues, reflecting their strong investment performance and net cash flows during the calendar year. The current quarter included $14.5 million of performance fees, up from $9.5 million a year ago. Overall, investment advisory and related fees represented 64% of the firm's total net revenues, up from 58% in the year ago quarter.

LEGG MASON, INC.
News Release -- January 21, 2004

Commission revenues were $85.3 million, up 7% from $79.7 million a year ago, with listed commissions on retail trades and increased mutual fund commissions being primarily responsible. Commissions represented 17% of the firm's net revenues, down from 21% a year ago. Principal transactions were $39.9 million, essentially unchanged from $39.8 million a year ago, as substantial increases primarily in NASDAQ trading and institutional municipal fixed income were largely offset by decreases in retail and institutional fixed income transaction revenues. Investment banking revenues increased by 47%, to $34.3 million from $23.4 million, as increased revenues reflecting a more-than-fivefold increase in the average size of corporate underwritings managed or co-managed by the firm, as well as a substantial increase in advisory revenues, more than offset a decrease in municipal banking revenues.

Net interest profit was $6.4 million, up 32% from $4.8 million. Other revenues aggregated $14.1 million, up 91% from $7.4 million a year ago; the principal contributors to the increase were unrealized gains recorded on firm investments and annual servicing fees related to our retail brokerage business.

The pre-tax profit margin was 26.4% of net revenues, up from 20.3% a year ago, and the effective tax rate was 39.5%, versus 37.8%. The annualized return on equity was 22.4%, up from 16.1%.

As of December 31, 2003, stockholders' equity was $1.486 billion, up 23% from $1.209 billion a year ago, and book value per share was $21.76, up 21% from $18.02. The Company has 68.3 million shares outstanding, up from 67.1 million shares a year ago, including exchangeable shares, and 76.5 million diluted shares, up from 68.7 million shares a year ago, in part as a result of the inclusion of the 4.4 million shares issuable upon conversion of our zero-coupon contingent convertible senior notes.

Assets Under Management and Total Client Assets

Reflecting the continuing strength in the equity markets, and the strong investment performance of and net cash flows into our four largest managers in particular, assets under management as of December 31, 2003 increased by $80.2 billion, or 43%, to a record $264.9 billion, versus $184.7 billion a year ago, and were up $28.0 billion, or 12%, from $236.9 billion in September. Equity assets increased to 39% of total assets under management, up from 33% a year ago. Our institutional asset management division was responsible for 66% of our total assets under management, down from 70% a year ago, while our mutual funds management division increased its percentage of the total to 22% from 19%, and our wealth management division increased to 12% from 11%.

Positive net client cash flows of approximately $13.5 billion and market appreciation were roughly equal contributors to the $28.0 billion increase in assets under management during the quarter. The acquisition of the business of Rothschild Asset Management (Singapore), which closed on December 31st, accounted for $1.0 billion. Each of our managers with at least $10 billion in assets under management (Western Asset Management, Legg Mason Capital/Funds

LEGG MASON, INC.
News Release -- January 21, 2004

Management, Private Capital Management, Royce, Brandywine and Batterymarch) had particularly strong net flows during the quarter, ranging from 4% to 16% of their beginning assets.

Currently, all but one of Western Asset's and all but one of Royce's rated funds, plus seven of the 18 rated Legg Mason Funds, had 4- or 5-star overall ratings from Morningstar. Fourteen of the 21 Legg Mason Funds, representing 95% of the fund family's total assets, outperformed their respective Lipper averages for calendar 2003. Among these, Legg Mason Value Trust achieved the extraordinary distinction of being the only fund known to have beaten the S&P 500 for 13 consecutive years, while Legg Mason Opportunity Trust was in the top 4% of all mid-cap core funds for both the 1-year (315 funds) and 3-year (243 funds) periods. Legg Mason Focus Trust was also recognized for its exceptional performance: it was the #1 fund among all large-cap growth funds for the 1-year (616 funds), 3-year (504 funds) and 5-year (320 funds) periods ended December 31.

Total client assets, which include assets in our clients' securities brokerage accounts plus assets under management, minus any overlap, aggregated $332.3 billion, up 37% from $241.8 billion a year ago.

Segment Results for the Quarter

Our Asset Management and Private Client business segments were the primary contributors to our growth in earnings during the quarter ended December 31, 2003.

The net revenues of our Asset Management business segment totaled $263.8 million, up 59% from the year ago quarter, and this segment's pre-tax earnings increased by 85%, to $88.1 million. The increases in assets under management, and resulting increases in management fees, at Private Capital Management, Royce, Western Asset and Legg Mason Capital/Funds Management were the primary contributors to the segment's increases in net revenues and pre-tax earnings. The segment's profit margin increased from 28.8% to 33.4%.

Our Private Client's business segment's pre-tax earnings doubled, to $32.8 million, on a 20% increase in net revenues, to $171.2 million; its profit margin increased from 11.6% to 19.2%.

Our Capital Markets business segment's net revenues rose 14% to $71.2 million and its pre-tax earnings rose 9% to $12.7 million. The segment's pre-tax profit margin declined slightly to 17.8% from 18.5%. Increased revenues and profits in corporate banking, institutional equity sales and trading and equity syndicate were largely offset by declines in revenues and profits in fixed income sales and trading and municipal banking.

The Other business segment consists primarily of firm investments plus unallocated corporate revenues and expenses.

LEGG MASON, INC.
News Release -- January 21, 2004

Consolidated Results for the Fiscal Year to Date

For the nine months ended December 31, 2003, net revenues increased 23% to $1.381 billion. Net earnings were $205.8 million, up 45%, and diluted earnings per share were $2.84, up 37%. Investment advisory and related fees were $850.1 million, up 33%; commissions were $253.3 million, up 4%, while principal transactions were $124.3 million, up 6%; investment banking revenues were $104.9 million, up 26%; and net interest profit increased 12% to $16.7 million. Other revenues were $32.1 million, up 36%.

Regular Quarterly Dividend

Legg Mason also announced today that its Board of Directors has declared a regular quarterly dividend on its common stock in the amount of $0.15 per share, payable April 5, 2004 to stockholders of record at the close of business on March 4, 2004.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 10:00 a.m. EST today. The call will be open to the general public. Interested participants should access the call by dialing 1-888-889-5345 (or 1-973-582-2703 for international calls) at least 10 minutes prior to the scheduled start to ensure connection. The call will also be accessible through the Legg Mason website. A replay or transcript of the live broadcast will be available on the website or by dialing 1-877-519-4471 (or 1-973-341-3080 for international calls), access Pin Number 4418779, after the completion of the call.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

LEGG MASON, INC.
News Release - January 21, 2004

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Quarters Ended December 31, 2003 and 2002

	(000's, except per share amounts)

	2003	% of Net Revenues	2002	% of Net Revenues

Revenues:
Investment advisory and related fees	$326,458	64.4	$215,911	58.2
Commissions	85,307	16.8	79,741	21.5
Principal transactions	39,922	7.9	39,811	10.7
Investment banking	34,259	6.8	23,384	6.3
Interest	21,145	4.2	25,731	6.9
Other	14,075	2.8	7,379	2.0

Total revenues	521,166	102.9	391,957	105.6
Interest expense	14,744	2.9	20,887	5.6

Net revenues	506,422	100.0	371,070	100.0

Non-interest expenses:
Compensation and benefits	278,622	55.0	219,092	59.0
Communications and technology	22,871	4.5	22,119	6.0
Occupancy	16,001	3.2	15,403	4.1
Amortization of intangible assets	5,412	1.1	5,800	1.6
Other	49,817	9.8	33,252	9.0

Total non-interest expenses	372,723	73.6	295,666	79.7

Earnings from continuing operations
before income tax provision	133,699	26.4	75,404	20.3

Income tax provision	52,866	10.4	28,516	7.7

Net earnings from continuing operations	80,833	16.0	46,888	12.6

Discontinued operations, net of taxes	-	-	966	0.3

Net earnings	$80,833	16.0	$47,854	12.9

[continued on next page]

LEGG MASON, INC.
News Release - January 21, 2004

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Quarters Ended December 31, 2003 and 2002
(continued)

	(000's, except per share amounts)

	2003	2002

Net earnings per common share:
Basic
Continuing operations	$1.21	$0.72
Discontinued operations	-	0.01

	$1.21	$0.73

Diluted
Continuing operations	$1.07	$0.69
Discontinued operations	-	0.01

	$1.07	$0.70

Weighted average number of common
shares outstanding:
Basic	67,074	65,982
Diluted	76,514	68,737

LEGG MASON, INC.
News Release - January 21, 2004

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Nine Months Ended December 31, 2003 and 2002

	(000's, except per share amounts)

	2003	% of Net Revenues	2002	% of Net Revenues

Revenues:
Investment advisory and related fees	$850,095	61.5	$641,392	57.1
Commissions	253,332	18.4	243,707	21.7
Principal transactions	124,275	9.0	117,234	10.4
Investment banking	104,946	7.6	82,994	7.4
Interest	63,006	4.6	84,318	7.5
Other	32,130	2.3	23,598	2.1

Total revenues	1,427,784	103.4	1,193,243	106.2
Interest expense	46,291	3.4	69,329	6.2

Net revenues	1,381,493	100.0	1,123,914	100.0

Non-interest expenses:
Compensation and benefits	779,367	56.4	662,974	59.0
Communications and technology	67,438	4.9	66,884	5.9
Occupancy	48,491	3.5	47,238	4.2
Amortization of intangible assets	16,270	1.2	17,549	1.6
Litigation award charge	17,500	1.2	-	-
Other	126,770	9.2	100,299	8.9

Total non-interest expenses	1,055,836	76.4	894,944	79.6

Earnings from continuing operations
before income tax provision	325,657	23.6	228,970	20.4

Income tax provision	126,974	9.2	87,240	7.8

Net earnings from continuing operations	198,683	14.4	141,730	12.6

Discontinued operations, net of taxes	675	0.1	513	0.1
Gain on sale of discontinued operations,
net of taxes	6,481	0.4	-	-

Net earnings	$205,839	14.9	$142,243	12.7

[continued on next page]

LEGG MASON, INC.
News Release - January 21, 2004

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Nine Months Ended December 31, 2003 and 2002
(continued)

	(000's, except per share amounts)

	2003	2002

Net earnings per common share:
Basic
Continuing operations	$2.98	$2.15
Discontinued operations	0.01	0.01
Gain on sale of discontinued operations	0.10	-

	$3.09	$2.16

Diluted
Continuing operations	$2.74	$2.06
Discontinued operations	0.01	0.01
Gain on sale of discontinued operations	0.09	-

	$2.84	$2.07

Weighted average number of common
shares outstanding:
Basic	66,666	65,999
Diluted	72,823	68,782

Book value per common share	$21.76	$18.02

LEGG MASON, INC.
News Release - January 21, 2004

LEGG MASON, INC. AND SUBSIDIARIES
Business Segment Financial Results (000's)

For the Quarters Ended December 31, 2003 and 2002

	2003	% of Total	2002	% of Total

Net revenues:
Asset Management	$263,848	52.1	$165,963	44.7
Private Client	171,206	33.8	142,854	38.5
Capital Markets	71,177	14.1	62,640	16.9
Other	191	-	(387)	(0.1)

Total	$506,422	100.0	$371,070	100.0

Earnings from continuing operations
before income tax provision:
Asset Management	$88,137	65.9	$47,719	63.3
Private Client	32,837	24.6	16,504	21.9
Capital Markets	12,689	9.5	11,612	15.4
Other	36	-	(431)	(0.6)

Total	$133,699	100.0	$75,404	100.0

For the Nine Months Ended December 31, 2003 and 2002

	2003	% of Total	2002	% of Total

Net revenues:
Asset Management	$674,050	48.8	$480,941	42.8
Private Client	494,923	35.8	444,301	39.5
Capital Markets	213,666	15.4	198,938	17.7
Other	(1,146)	-	(266)	-

Total	$1,381,493	100.0	$1,123,914	100.0

Earnings from continuing operations
before income tax provision:
Asset Management	$213,458	65.5	$134,550	58.8
Private Client	93,220	28.6	56,307	24.6
Capital Markets	37,993	11.7	38,617	16.8
Other	(19,014)	(5.8)	(504)	(0.2)

Total	$325,657	100.0	$228,970	100.0